Carla Baca
Director of Corporate Communications
P:615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES FOURTH QUARTER DIVIDEND
NASHVILLE, Tennessee, January 31, 2017 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended December 31, 2016. This dividend, in the amount of $0.30 per share, is payable on February 28, 2017 to shareholders of record on February 14, 2017.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of September 30, 2016, the Company had investments of approximately $3.5 billion in 202 real estate properties located in 29 states totaling approximately 14.5 million square feet. The Company provided leasing and property management services to approximately 10.1 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2015 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.